Artisan Partners Asset Management Inc. Reports November 2023 Assets Under Management
Milwaukee, WI - December 11, 2023 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of November 30, 2023 totaled $143.1 billion. Artisan Funds and Artisan Global Funds accounted for $69.4 billion of total firm AUM, while separate accounts and other AUM1 accounted for $73.7 billion. In November, certain Artisan Funds made their annual income and capital gains distributions. November month-end AUM includes the impact of approximately $350 million of Artisan Funds distributions not reinvested.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of November 30, 2023 - ($ Millions)
Growth Team
Global Opportunities	$20,073
Global Discovery	1,371
U.S. Mid-Cap Growth	11,900
U.S. Small-Cap Growth	2,968
Global Equity Team
Global Equity	354
Non-U.S. Growth	12,814
Non-U.S. Small-Mid Growth	6,631
China Post-Venture	161
U.S. Value Team
Value Equity	4,007
U.S. Mid-Cap Value	2,694
Value Income	12
International Value Team
International Value	38,972
International Explorer	211
Global Value Team
Global Value	24,085
Select Equity	317
Sustainable Emerging Markets Team
Sustainable Emerging Markets	882
Credit Team
High Income	8,808
Credit Opportunities	207
Floating Rate	57
Developing World Team
Developing World	3,355
Antero Peak Group
Antero Peak	1,947
Antero Peak Hedge	431
EMsights Capital Group
Global Unconstrained	305
Emerging Markets Debt Opportunities	86
Emerging Markets Local Opportunities	435

Total Firm Assets Under Management ("AUM")	$143,083
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $75 million.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.